Exhibit (d)(7)

Schedule A

to the

Sub-Advisory Agreement

by and between

Exchange Traded Concepts LLC

and

Madison Avenue Financial Solutions, LLC1

EXCHANGE TRADED CONCEPTS TRUST

Sub-Advisory Fee. Pursuant to Section 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate based on a percentage of the average daily net assets of each Fund as follows:

Fund	Rate	Effective Date
ETC 6 Meridian Low Beta Equity Strategy ETF	0.19%	January 1, 2025*
ETC 6 Meridian Mega Cap Equity ETF	0.19%	January 1, 2025*
ETC 6 Meridian Small Cap Equity ETF	0.19%	January 1, 2025*
ETC 6 Meridian Hedged Equity-Index Option Strategy ETF	0.19%	January 1, 2025*
ETC 6 Meridian Quality Growth ETF	0.19%	January 1, 2025**
ETC 6 Meridian Quality Dividend Yield ETF	0.19%	January 1, 2025**
ETC 6 Meridian Quality Value ETF	0.19%	January 1, 2025**
*	Initially effective on May 6, 2020 pursuant to an agreement that automatically terminated as a result of a change in control.
**	Initially effective on May 7, 2021 pursuant to an agreement that automatically terminated as a result of a change in control.

Agreed and Accepted on January 1, 2025:

ADVISER:		SUB-ADVISER:

Exchange Traded Concepts, LLC		Madison Avenue Financial Solutions, LLC

By:	/s/ J. Garrett Stevens	By:	/s/ Scot Kees
Name:	J. Garrett Stevens	Name:	Scot Kees
Title:	Chief Executive Officer	Title:	Chief Administrative Officer

[1]	Effective November 1, 2022, the sub-advisory services provided to the Funds by Hightower 6M Holding, LLC (“6M”) transitioned to Madison Avenue Financial Solutions, LLC (“Madison Avenue”) as part of an internal reorganization by Hightower Holding, LLC, which wholly owns both 6M and Madison Avenue.